Exhibit 99.1

Tianli Agritech Reports First Quarter 2011 Results

Revenue Increases 32% to $5.9 Million; Net Income Increases 10% to $1.8 Million With EPS of $0.18

WUHAN CITY, CHINA--(Marketwire - 05/16/11) - Tianli Agritech, Inc. (NASDAQ:OINK - News), a leading producer of breeder and market hogs headquartered in Wuhan City, China, today announced its financial results for the quarter ended March 31, 2011.

First Quarter Highlights:

--
Revenue increased to $5.9 million, up 32% from $4.5 million in thefirst quarter of 2010, reflecting higher pricing and an increase in the number of hogs sold. Revenue growth was slightly impacted by modifications to facilitate housing of new breeding stock.

--	Breeder hog revenue increased by 79% in the quarter, and breeder hogrevenue comprised 41% of the Company's revenue, up from 30% in the first quarter of 2010.
--	Gross profit increased by 32% to $2.5 million.
--	EPS was $0.18 in the first quarter of 2011 as compared to $0.21 inthe first quarter of 2010, reflecting the higher share count resulting from the Company's IPO in 2010.

Summarized First Quarter 2011 Results
(Dollar Figures Rounded - Percentages based on Actual Results)

			Increase
	Q1 2011	Q1 2010	(Decrease)

Sales	$5.9 million	$4.5 million	32%

Gross Profit	$2.5 million	$1.9 million	32%

Selling, General and
Administrative Expenses	$0.8 million	$0.2 million	348%

Net Income	$1.8 million	$1.7 million	10%

EPS*	$0.18	$0.21	(12%)

* EPS calculations are based on the 10,125,000 shares outstanding during Q1 2011 and 8,125,000 shares outstanding during Q1 2010, reflecting the effect of the Company's July 2010 IPO.

Sales by Products

(Dollar Figures Rounded - Percentages based on Actual Results)

	Q1 2011		Q1 2010
	No.of Hogs	Sales	No.of Hogs	Sales
Products	Sold	Revenues	Sold	Revenues

Breeder Hogs	7,884	$2.4 million	5,917	$1.4 million
Market Hogs	15,136	$3.5 million	15,384	$3.1 million
Total	23,020	$5.9 million	21,301	$4.5 million

Revenue for the first quarter of 2011 increased 32% as the Company sold a total of 23,020 hogs as compared to 21,301 hogs sold in the comparable 2010 period. The sales of breeder hogs increased 33% to 7,884 and the revenue per breeder hog was up substantially to $306 as compared to last year's first quarter level of $229. As a result, revenue from breeder hogs increased 78% to $2.4 million and represented 41% of total revenue. The number of market hogs decreased slightly to 15,136 while the revenue per market hog increased to $231 from last year's first quarter to $203, resulting in a 12% increase in market hog revenue. The reported revenues and prices of the first quarter of 2011 were favorably impacted by the 4% higher value of the Chinese RMB to the US Dollar in the first quarter of 2011 as compared to that of the first quarter of 2010. Tianli hog sales and revenue growth were slightly impacted by realignments made to accommodate the anticipated arrival of new breeding stock.

Gross profit in the first quarter of 2011 was $2.5 million, a 32% increase over the same period last year. Gross margin was 41.7% in both periods as the higher hog prices more than offset the impact of increased cost of feed, thus maintaining the Company's margins.

Selling, general and administrative expenses were $0.8 million in the first quarter of 2011, an increase of approximately $0.6 million. Approximately $0.4 million of this year-over-year increase was related to higher public company expenses such as auditing, legal and investor relations efforts. The Company also separately recorded governmental subsidies of $0.2 million in the quarter.

Net income for the three months ended March 31, 2011 was approximately $1.8 million, up 10% from the same period last year. Earnings per fully diluted share were $0.18 based on 10.1 million shares compared to $0.21 based on 8.1 million shares last year.

Tianli's Chairwoman and CEO, Ms. Hanying Li, stated, "We continue to see good demand for our hogs, as reflected by strong pricing in the first quarter and our growth will benefit from the recent acquisitions of the Hengdian and the An Puluo farms. We will also be upgrading our stock this month with the arrival of French Yorkshire purebred breeders. We are equally excited about the significant opportunities stemming from Tianli's recently announced role in managing the breeding and sales of the Enshi Black Hogs. These hogs are prized for their prime quality meat, which is sold at premium prices at retail outlets. We are confident that our ongoing farm acquisitions, the opening of the retail sales channels per our recent agreement with An Puluo and the improvements to our product line provides our company with a strong foundation for growth for the balance of the year and future years."

Business Updates

Tianli sells breeder hogs, which are used by other hog farms for their hog production, and market hogs, which are sent to pork processing facilities for preparation of fresh, refrigerated or frozen pork products for sale to consumers. Tianli has concentrated on the breeder hog market and is focused on continually improving the genetics and nutrition associated with the raising of its hogs. The gross margin for breeder hogs is higher than that of market hogs due to the higher prices, as well as the lower feed and other costs as breeder hogs are generally sold at a younger age than market hogs. One of the methods that Tianli utilizes to improve the health of its hogs and improve its margins is the use its proprietary probiotic enhanced premix feed, which the Company believes enables increased feed absorption, and decreased mortality, as well as providing savings on veterinary and medicine costs. The Company acquired the assets of the 20,000 annual production An Puluo hog farm on May 11th, 2011. The total purchase price, including the rights to the land and equipment, was approximately $2.2 million. Tianli will invest $0.3 million to upgrade the facility and $0.4 to $0.6 million to fully stock the farm with breeders. This farm is expected to begin production by the second half of 2012.

In April, Tianli announced that it would be entering the retail branded pork market by signing an agreement with An Puluo Food Corporation, Ltd., under which Tianli receives the exclusive right to utilize An Puluo's marketing channels, thus allowing Tianli to sell "Tianli-An Puluo™" branded pork products. As a result of this agreement, Tianli will manage pork retail counters located in 32 supermarkets such as Wal-Mart, Zon100 and RT Mart in Greater Wuhan City.

In May, Tianli announced that it had acquired the exclusive rights to breed and sell Enshi Black Hogs in Enshi city, Hubei Province. Enshi Black Hog is highly regarded for its quality of meat, and thus pork products from Enshi Black Hogs usually command a significantly higher price at retail. Tianli expects to develop a widely recognized brand of Black Hog meat and to profit from selling the product both as hogs as well as in selected retail outlets, including those which Tianli will manage as a result of its recent agreement with An Puluo Food Corporation, Ltd.

Financial Position

As of March 31, 2011, the Company had $4.0 million in cash, compared to $8.0 million as of December 31, 2010. Working capital as of March 31, 2011 was $13.0 million, consistent with the December 31, 2010 level. Inventories were $6.7 million, compared to $4.8 million at the end of 2010, reflecting increases in the number of developing hogs and in feed supplies. The Company had made a $1.5 million refundable deposit as of March 31, 2011 for the then pending An Puluo farm acquisition. Tianli invested approximately $3.3 million in capital expenditures and breeding stock during the first three months of 2011 to facilitate its continued growth.

Earnings Conference Call

To attend the Tianli first quarter 2011 conference call, please use either the dial-in or webcast information below.

Ms. Hanying Li, Chairwoman and CEO, Mr. Bihong Zhang, CFO and Ms. Zoe Guo, Tianli's VP and US Representative, will host the conference call. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for the "Tianli Agritech, Inc. call" and/or be prepared to provide the conference ID.

Date:	Monday, May 16, 2011
Time:	8:30 am US Eastern Time
Conference Line Dial-In (U.S.):	1-877-941-4776
International Dial-In:	1-480-629-9714
Conference ID:	4440648 "Tianli Agritech"
Webcast:	http://viavid.net/dce.aspx?sid=00008667

Please dial in at least 10-minutes before the call to ensure timely participation.

A playback of the call will be available from 12:00 Noon Eastern Time on May 16, 2011 until 11:59 pm Eastern Time on May 23, 2011. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4440648.

This call is also being webcast by ViaVid Broadcasting and can be accessed by clicking on this linkhttp://viavid.net/dce.aspx?sid=0000830B or at ViaVid's website at http://www.viavid.net, where the webcast can be accessed through March 18, 2012.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. Specifically, there can be no guaranty that the offering mentioned herein will close. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,001,143	$7,983,793
Accounts receivable	118,334	-
Inventories	6,744,367	4,819,805
Advances	1,615,031	1,036,765
Acquisition deposits	1,450,360	530,303
Prepaid expense	188,835	83,832
Other current assets	65,190	330,744

Total Current Assets	14,183,260	14,785,242
Plant and equipment	13,937,771	13,354,379
Construction advance	-	272,727
Construction in progress	474,100	-
Biological assets	4,157,925	3,440,253
Intangible assets, net	1,247,674	742,954

Total Assets	$34,000,730	$32,595,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term loans	$732,813	$728,266
Accounts payable and accrued liabilities	262,900	136,536
Acquisition payables	164,883	921,212

Total Current Liabilities	1,160,596	1,786,014

Total Stockholders' Equity	32,840,134	30,809,541

Total Liabilities and Stockholders' Equity	$34,000,730	$32,595,555

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months
	Ended March 31,
	2011	2010

Sales	$5,906,966	$4,469,944
Cost of goods sold	3,443,820	2,603,953

Gross profit	2,463,146	1,865,991
Total operating expenses	807,156	180,085

Income from operations	1,655,990	1,685,906

Interest expense	(10,273)	(17,581)
Subsidy and other income	191,752	5,353

Income before income taxes	1,837,469	1,673,678
Income taxes	--	--

Net income	$1,837,469	$1,673,678

Basic & Diluted Weighted Average Shares	10,125,000	8,125,000
Basic & Diluted Earnings Per Share	$0.18	$0.21

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended March 31,
	2011	2010

CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net income	$1,837,469	$1,673,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	435,328	241,076
Inventory allowance	3,255	29,439
Stock-based expenses	90,835	-
Changes in operating assets and liabilities:

Accounts receivable	(117,952)	-
Advances	(525,092)	1,848
Inventories	(1,888,354)	(2,931)
Other current assets	232,903	8,909
Prepaid expense	(116,843)	-
Accounts payable and accrued liabilities	40,391	(214,209)

Total adjustments	(1,845,529)	64,132

Net cash provided by (used in) operating activities	(8,060)	1,737,810

CASH FLOWS USED IN INVESTING

ACTIVITIES
Acquisition deposits	(913,061)	-
Purchase of construction in progress	(198,652)	-
Purchase of intangible assets	(509,025)	-
Purchase of biological assets	(1,119,453)	-
Purchase of plant and equipment	(1,504,405)	(1,619,879)

Net cash used in investing activities	(4,244,596)	(1,619,879)

CASH FLOWS USED IN FINANCING ACTIVITIES	-	-

NET (DECREASE) INCREASE IN CASH	(4,252,656)	117,931
EFFECT OF EXCHANGE RATE CHANGES ON CASH	270,006	329
CASH, BEGINNING OF PERIOD	7,983,793	2,022,295

CASH, END OF PERIOD	$4,001,143	$2,140,555

Contact:
For more information, please contact:

Tianli Agritech, Inc.
Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (203)-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net